Exhibit 5.1
                               HUNTON & WILLIAMS
                             951 East Byrd Street
                         Riverfront Plaza - East Tower
                           Richmond, Virginia 23229

                               September 23, 1999

Board of Directors
City Holding Company
25 Gatewater Road
Charleston, West Virginia  25313


                      Registration Statement on Form S-8
                City Holding Company 1993 Stock Incentive Plan

Gentlemen:

      We are acting as counsel for City Holding Company (the "Company") in connection with its registration under the Securities Act of 1933 of 1,000,000 shares of its common stock (the "Shares") which are proposed to be offered and sold as described in the Company's Registration Statement on Form S-8 for the City Holding Company 1993 Stock Incentive Plan (the "Registration Statement") to be filed today with the Securities and Exchange Commission (the "Commission").

      In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

      Based upon the foregoing, we are of the opinion that:

      1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of West Virginia.

      2. The Shares have been duly authorized and, when the Shares have been offered and sold as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                                    Very truly yours,


                                    /s/   Hunton & Williams